Exhibit 4.3

Summary of Free Share Plans

Free Shares (actions gratuites) are allotted for free to holders at an issuance price equal to the par value as set forth in the by-laws (€0.01). The issuance of the Free Shares will occur automatically at the end of the vesting period, by way of a capital increase, which will be realized by debiting the unavailable reserve (réserve non disponible) established for this matter or the issue premiums.

Administration. Pursuant to delegations granted at our annual meeting, our board of directors determines the recipients, dates of grant and final allotment of free shares, the number of free shares to be granted and the terms and conditions of the free shares, including their acquisition period.

Underlying shares. Each Free Share gives the right to one (1) ordinary share.

Allocation. Our Free Shares are generally granted to executive officers, directors, employees or consultants of our company.

Standard terms. The final allotment of our Free Shares will occur as follows:

(a) The Free Shares 2021-1 and Free Shares 2021 bis vested on March 25, 2024 as follows:

(i) 50% based on a condition of presence; and

(ii) 50% based on (a) a condition of presence, and (b) certain performance conditions.

On March 25, 2024, the Board of Directors recorded a capital increase resulting from the vesting of 361,381 Free Shares 2021-1 and Free Shares 2021 bis for an amount of 3,613.81 euros.

(b) The Free Shares 2023-1 will vest on the date of the meeting of the Board of Directors held after closing the financial statements for the financial year ending December 31, 2026 as follows:

(i) seventy-five percent (75%) based on (i) a presence condition, and (ii) a condition that we grant Free Shares to all of our employees no later than December 31, 2023; and

(ii) twenty-five percent (25%) based on (i) a presence condition, (ii) a condition that we grant Free Shares to all of our employees no later than December 31, 2023, and (iii) performance conditions.

The abovementioned vesting condition to grant Free Shares to all of our employees no later than December 31, 2023 was satisfied on December 15, 2023.

In the event of a change of control occurring before the second anniversary of their initial allocation, the beneficiary has an option between (i) renouncing his or her Free Shares 2023-1 in exchange for a lump sum paid by the Company (calculated on the basis of 90% of the number of Free Shares 2023-1 multiplied by the share price on the day of the change of control) or (ii) entering into a liquidity agreement with the Company covering all the Free Shares 2023-1 vested at the end of the vesting period, which would be reduced to two years. The Free Shares 2023-1 would be sold at the share price on the date of the change of control increased by 10% if the closing price on the vesting date is greater than or equal to the price on the vesting date and reduced by 10% if the closing price on the vesting date is less than the price on the vesting date. In the event of a change of control occurring after the second anniversary of the grant date, the vesting period will be automatically reduced to end on the date of the change of control.

The Board of Directors decided on May 25, 2023 to grant 300,000 performance units, or PAGUP 2023. Frédéric Cren was not eligible for a free allotment of our shares under Article L. 225-197-1 II of the French Commercial Code, as he was holding more than 10% of our share capital. However, on December 1, 2023, Article L. 225-197-1 II of the French Commercial Code was amended to exclude shares held by the shareholder for 7 years or longer from the calculation of this 10% threshold. A grant of 300,0000 performance shares (AGA 2023-1) in place of this 300,000 performance units (PAGUP 2023) was decided at the Board of Directors’ meeting on March 25, 2024.

Since the beginning of the plan, 75,000 AGA 2023-1 lapsed.

(c) The Free Shares 2023-2 will vest one year after the date of grant (December 15, 2023), subject to a condition of presence.

In the event of a change of control occurring before the first anniversary of their allocation, beneficiaries that are not residents of the United States for tax purposes may choose (i) renunciation in exchange for compensation paid by the Company (calculated on the basis of 75% of the number of Free Shares 2023-2, subject to the condition of presence multiplied by the share price on the day of the change of control) or (ii) the conclusion of a deferred liquidity agreement with the Company covering all the free shares allocated at the end of the acquisition period. The shares will be sold at the price of the Company’s ordinary shares at which the change of control occurred, plus any dividends attached to these shares and not distributed by the Company. Beneficiaries who are resident in the United States for tax purposes will benefit from compensation under the conditions referred to in clause (i) of the immediately preceding sentence.

Since their issuance, 712,632 AGA 2023-2 were acquired by the beneficiaries and 47,368 lapsed. As of December 31, 2024 no AGA 2023-2 are outstanding.

(d) The Free Shares 2024-1 are divided into three thirds, with vesting periods starting on the grant date (December 13, 2024) and ending

(i) for the first third: on the first anniversary of the grant date,

(ii) for the second third: at the end of the twenty-seventh (27th) month following the grant date, and

(iii) for the third third: on the third anniversary of the grant date.

For each tranche, twenty-five percent (25%) are subject to both a presence condition and a performance condition, and seventy-five percent (75%) are subject solely to a presence condition.

In the event of a change of control for which the change of control date occurs before the third anniversary of the grant date, notably if the Company’s successor or one of its subsidiaries does not agree to take over or replace an outstanding conditional grant, the Board of Directors may, at its discretion, either decide that (x) subject to renouncing the benefit of the shares acquired, the Beneficiary will be entitled to a compensation from the Company up to 90% of the value of all Free Shares or (y) that the number of shares acquired, subject to being free of any rights, will be acquired by acceleration, as the case may be, at the end of the vesting period mentioned in (i) above, the vesting period mentioned in (ii) above or on the change of control date. In the event of acquisition by acceleration at the end of the vesting period mentioned in (i) above, the acquired shares will be subject to a conservation period as from the end of the vesting period mentioned in (i) above in accordance with the provisions of the plan.

(e) The Free Shares 2024-2 are divided into three thirds, with vesting periods starting on the grant date (December 13, 2024) and ending

(i) for the first third: on the first anniversary of the grant date,

(ii) for the second third: at the end of the twenty-seventh (27th) month following the grant date, and

(iii) for the third third: on the third anniversary of the grant date.

For each tranche, twenty-five percent (25%) are subject to both a presence condition and a performance condition, and seventy-five percent (75%) are subject solely to a presence condition.

In the event of a change of control for which the change of control date occurs before the third anniversary of the grant date, notably if the Company’s successor or one of its subsidiaries does not agree to take over or replace an outstanding conditional grant, the Board of Directors may, at its discretion, either decide that (x) subject to renouncing the benefit of the shares acquired the Beneficiary will be entitled to compensation from the Company up to 90% of the value of all Free Shares or (y) that the number of shares acquired, subject to being free of any rights, will be acquired by acceleration, as the case may be, at the end of the vesting period mentioned in (i) above, the vesting period mentioned in (ii) above or on the change of control date. In the event of acquisition by acceleration at the end of the vesting period mentioned in (i) above, the acquired shares will be subject to a conservation period as from the end of the vesting period mentioned in (i) above in accordance with the provisions of the plan.

(f) The Free Shares 2024-3 are divided into three thirds, with vesting periods starting on the grant date (December 13, 2024) and ending

(i) one year from the grant date for the first third of Free Shares 2024-3;

(ii) two years from the grant date for the second third of Free Shares 2024-3; and

(iii) three years from the grant date for the third third of Free Shares 2024-3.

At the end of the vesting period, each Free Shares 2024-3 Beneficiary will be required to keep their Free Shares 2024-3 for one year for the first third of the Free Shares 2024-3. There is no conservation period for the second and third thirds of the Free Shares 2024-3.

In the event of a change of control for which the change of control date occurs before the third anniversary of the grant date, notably if the Company’s successor or one of its subsidiaries does not agree to take over or replace an outstanding conditional grant, the Board of Directors may, at its discretion, either decide that, subject to renouncing the benefit of the shares acquired the Beneficiary will be entitled to compensation from the Company up to 90% of the value of all Free Shares or decide that the number of shares acquired and subject to them being free of any rights, will be acquired by acceleration, as the case may be, at the end of first vesting mentioned in (i) above or the change of control date. In the event of acquisition by acceleration, the acquired shares will be subject to a conservation period in accordance with the provisions of the plan.

(g) On December 13, 2024, the Board of Directors adopted a plan to allocate Free Shares 2024-4 to employees in Germany and in United Kingdom.

Free Shares 2024-4 have the same essential characteristics as Free Shares 2024-3.